Tango Therapeutics Reports Fourth Quarter and Full Year 2023 Financial Results

and Provides Business Highlights

– Dose escalation ongoing in four clinical-stage precision oncology programs; TNG908 phase 1/2 clinical data expected in 2024 –

– First patient dosed in phase 1/2 clinical trial of TNG348 in patients with BRCA1/2-mutant and other HRD+ cancers –

– FDA Orphan Drug Designation granted for TNG462 for the treatment of soft tissue sarcomas –

– Strong cash position of $337 million as of December 31, 2023, combined with $42 million in proceeds from ATM in January 2024; cash runway into late 2026 expected to fund all clinical programs through proof-of-concept –

BOSTON, Mass. – March 18, 2024 – Tango Therapeutics, Inc. (NASDAQ: TNGX), a clinical-stage biotechnology company committed to discovering and delivering the next generation of precision cancer medicines, reported its financial results for the fourth quarter and full year ended December 31, 2023, and provided business highlights.

“In 2023, we made meaningful progress developing precision oncology treatments and now have four ongoing phase 1/2 clinical trials. These treatments have the potential to reach people with a wide range of cancers, including those with MTAP-deleted solid tumors, STK11 loss-of-function mutations, BRCA 1/2 mutations and other DNA damage repair defects. To support the advancement of our broad clinical portfolio, we expanded our management team, adding members with expertise in regulatory affairs and clinical development,” said Barbara Weber, M.D., President and Chief Executive Officer of Tango Therapeutics. “We are off to a strong start in 2024, marked by dosing the first patient in the phase 1/2 clinical trial for TNG348, receiving Orphan Drug Designation from the U.S. FDA for TNG462 and strengthening our cash position. We remain on track to provide TNG908 clinical data this year."

Recent Business Highlights

Pipeline Update

TNG908 phase 1 dose escalation ongoing

•
Dose escalation and patient enrollment is ongoing in the phase 1/2 clinical trial evaluating TNG908, an MTA-cooperative PRMT5 inhibitor, in patients with MTAP-deleted solid tumors, including glioblastoma (GBM). To date, the safety, tolerability and pharmacokinetics profiles are favorable.

•
MTAP deletions occur in approximately 10%-15% of all human cancers, including 40% of GBM.

TNG462, a potentially best-in-class MTA-cooperative PRMT5 inhibitor

•
The U.S. Food and Drug Administration (FDA) granted Orphan Drug Designation (ODD) to TNG462 in December 2023 for the treatment of soft tissue sarcomas. ODD is granted to investigational therapies addressing rare medical diseases or conditions that affect fewer than 200,000 people in the United States. This designation provides for a seven-year marketing exclusivity period upon regulatory approval, as well as certain incentives, including federal grants and tax credits.
•
Dose escalation is ongoing in the TNG462 phase 1/2 clinical trial in patients with MTAP-deleted solid tumors except GBM, as TNG462 is not brain penetrant in preclinical models. To date, the preliminary safety, tolerability and pharmacokinetics profiles are favorable.
•
TNG462 has the same mechanism of action as TNG908, but with enhanced potency and selectivity in MTAP-deleted cell lines and patient-derived xenografts. In preclinical studies, TNG462 is 45X selective for MTAP-deleted cancer cells versus normal cells and ~30X more potent than TNG908.

TNG260, a first-in-class, highly selective CoREST complex inhibitor

•
Dose escalation is ongoing in the TNG260 phase 1/2 clinical trial evaluating the safety, pharmacokinetics, pharmacodynamics and efficacy of TNG260 in combination with pembrolizumab in patients with locally advanced or metastatic solid tumors with an STK11 loss-of-function mutation. To date, the preliminary safety, tolerability and pharmacokinetics profiles are favorable.
•
STK11 mutations occur in approximately 15% of NSCLC, 15% of cervical, 10% of carcinoma of unknown primary, 5% of breast and 3% of pancreatic cancers.

TNG348, a novel USP1 inhibitor

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Dose escalation is ongoing in the TNG348 phase 1/2 clinical trial evaluating the safety, pharmacokinetics, pharmacodynamics and efficacy of TNG348 as a single agent and in combination with olaparib, a PARP inhibitor, in patients with BRCA1/2-mutant and other HRD+ (homologous recombination deficient) cancers. The first patient dosed was announced in January 2024.
•
HRD+ cancers, including BRCA1/2 mutations, represent up to 50% of ovarian cancers, 25% of breast cancers, 10% of prostate cancers and 5% of pancreatic cancers.

Upcoming Milestones

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Clinical data from the ongoing TNG908 phase 1/2 trial are expected in 2024.

Scientific Presentations

American Chemical Society (ACS) Spring 2024, March 17-21, 2024, New Orleans, LA

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In March 2024, an oral presentation of the discovery and preclinical characterization of TNG348 will be presented at the ACS Spring Meeting, supporting the further development and ongoing phase 1/2 clinical trial of TNG348 as a single agent and in combination with olaparib.

American Association of Cancer Research (AACR) Annual Meeting, April 5-10, 2024, San Diego, CA

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In April 2024, seven posters will be presented highlighting preclinical data from the Company’s clinical-stage precision oncology pipeline and synthetic lethality discovery platform.
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Ayushi Patel, Ph.D. from NYU Langone Health will present a minisymposium based on a Tango-NYU collaboration to study TNG260 in STK11 mutant non-small cell lung cancer in preclinical models.

Leadership Updates: December 2023

•
Drew Sansone, M.S., was appointed Chief Regulatory Officer. Mr. Sansone brings over 25 years of pharmaceutical regulatory experience to this newly created role. He oversees the Company’s Regulatory Affairs team. Most recently, Mr. Sansone served as Vice President and Head, Global Regulatory Affairs, Regulatory and Quality, North America at Ipsen Pharmaceuticals.
•
Heather DiBenedetto, M.S., was appointed Chief Development Operations Officer. Ms. DiBenedetto joined Tango in July 2020 as Head of Development Operations. She has over 25 years of drug development experience, focused in oncology.
•
Doug Barry, J.D., was appointed Chief Legal Officer. Mr. Barry, who joined Tango in July 2021 as General Counsel, will continue to oversee the Company’s Legal, Compliance, Corporate Governance and Public Reporting functions as a publicly traded entity. Mr. Barry has practiced law for more than 20 years.

Financial Results

As of December 31, 2023, the Company held $336.9 million in cash, cash equivalents and marketable securities. Combined with $41.7 million in net proceeds from shares sold under the Company’s at-the-market (ATM) stock offering program in January 2024, the Company believes it is sufficiently capitalized to fund operations into late 2026.

Collaboration revenue was $5.4 million for the three months ended December 31, 2023, compared to $6.4 million for the same period in 2022, and $31.5 million for the twelve months ended December 31, 2023 compared to $24.9 million for the same period in 2022. The amount of research costs spent under the collaboration directly affects the collaboration revenue that is recorded in the period.

License revenue was $0.0 and $5.0 million for the three and twelve months ended December 31, 2023, respectively, compared to $0.0 for both the three and twelve months ended December 31, 2022. The increase is the result of out-licensing a program to Gilead for $5.0 million during the second quarter of 2023.

Research and development expenses were $31.3 million for the three months ended December 31, 2023, compared to $29.1 million for the same period in 2022, and $115.2 million for the twelve months ended December 31, 2023 compared to $105.9 million for the same period in 2022. The change is primarily due to increased personnel-related costs to support our research and development activities.

General and administrative expenses were $9.1 million for the three months ended December 31, 2023, compared to $7.9 million for the same period in 2022, and $35.5 million for the twelve months ended December 31, 2023 compared to $30.0 million for the same period in 2022. The change was primarily due to increases in personnel-related costs.

Net loss for the three months ended December 31, 2023 was $30.8 million, or $0.32 per share, compared to a net loss of $29.1 million, or $0.33 per share, in the same period in 2022. Net loss for the twelve months ended December 31, 2023 was $101.7 million, or $1.08 per share, compared to a net loss of $108.2 million, or $1.23 per share, in the same period in 2022.

About Tango Therapeutics

Tango Therapeutics is a clinical-stage biotechnology company dedicated to discovering novel drug targets and delivering the next generation of precision medicine for the treatment of cancer. Using an approach that starts and ends with patients, Tango leverages the genetic principle of synthetic lethality to discover and develop therapies that take aim at critical targets in cancer. This includes expanding the universe of precision oncology targets into novel areas such as tumor suppressor gene loss and their contribution to the ability of cancer cells to evade immune cell killing. For more information, please visit www.tangotx.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events, Tango’s future operating performance and goals, the anticipated benefits of therapies and combination therapies (that include a Tango pipeline product), as well as the expectations, beliefs and development objectives for Tango’s product pipeline and clinical trials. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “goal”, “estimate”, “anticipate”, “believe”, “predict”, “designed,” “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. For example, implicit or explicit statements concerning the following include or constitute forward-looking statements: dose escalation is ongoing in all four of Tango’s clinical trials; company is actively enrolling patients in the company’s clinical trials; the objectives and endpoints of each of the clinical trials that are ongoing; data from the TNG908 clinical trial is expected in 2024; cash runway will last into late 2026, such amount expected to fund all clinical programs through proof-of-concept (the company is capitalized to fund operations into late 2026); Tango is committed to discovering and delivering the next generation of precision cancer medicines; each of the company’s four clinical stage assets have the potential to reach people with a wide range of cancers, including those with MTAP-deleted solid tumors, STK11 loss-of-function mutations, and BRCA 1/2 mutations and other DNA damage repair defects; Tango is well-positioned to deliver proof-of-concept data on its four clinical programs; TNG462 is a potentially best-in-class MTA-cooperative PRMT5 inhibitor; certain pre-clinical data support the ongoing phase 1/2 clinical trial of TNG348 as a single agent and in combination with olaparib; Orphan Drug Designation (ODD) to TNG462 for the treatment of soft tissue sarcomas and potential benefits resulting from such designation; and the expected timing of: (i) development candidate declaration for certain targets, (ii) initiating IND-enabling studies; (iii) filing INDs; (iv) clinical trial initiation and (v) disclosing initial, interim, additional and final clinical trial results; and the expected benefits of the Company's development candidates and other product candidates. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Tango and its management, are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: benefits of product candidates seen in preclinical analyses may not be evident when tested in later preclinical studies or in clinical trials or when used in broader patient populations (if approved for commercial sale); Tango has limited experience conducting clinical trials (and will rely on a third party to operate its clinical trials) and may not be able to commence the clinical trial (including opening clinical trial sites, dosing the first patient, and continued enrollment and dosing of an adequate number of clinical trial participants) when expected, may not be able to continue dosing (and dose escalation) on anticipated timelines, and may not generate results (including final, initial or additional safety, efficacy data and proof-of-mechanism and proof-of-concept) in the anticipated timeframe (or at all); Tango’s pipeline products may not be safe and/or effective in humans; Tango has a limited operating history and has not generated any revenue to date from product sales, and may never become profitable; other companies may be able to identify and develop product candidates more quickly than the Company and commercially introduce the product prior to the Company; the Company’s proprietary discovery platform is novel and may not identify any synthetic lethal targets for future development; the Company may not be able to identify development candidates on the schedule it anticipates due to technical, financial or other reasons; the Company may not be able to file INDs for development candidates on time, or at all, due to technical or financial reasons or otherwise; the Company may utilize cash resources more quickly than anticipated; Tango will need to raise capital in the future and if we are unable to raise capital when needed or on attractive terms, we would be forced to delay, scale back or discontinue some of our development programs or future commercialization efforts (which may delay filing of INDs, dosing patients, reporting clinical trial results and filing new drug applications); Tango’s approach to the discovery and development of product candidates is novel and unproven, which makes it difficult to predict the time, cost of development, and likelihood of successfully developing any products; the Company may be unable to advance our preclinical development programs into and through the clinic for safety or efficacy reasons or commercialize our product candidates or we may experience significant delays in doing so as a result of factors beyond Tango’s control; the Company may not be able to realize the benefits of ODD or Fast Track designation (and such designations may not advance any anticipated approval timelines); Tango may not identify or discover additional product candidates or may expend limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success; the Company’s product candidates may cause adverse or other undesirable side effects (or may not show requisite efficacy) that could, among other things, delay or prevent regulatory approval; our dependence on third parties for conducting clinical trials and producing drug substance and drug product; and our ability to obtain and maintain patent and other intellectual property protection for our technology and product candidates or the scope of intellectual property protection obtained is not sufficiently broad. Additional information concerning risks, uncertainties and assumptions can be found in Tango’s filings with the SEC, including the risk factors referenced in Tango’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as supplemented and/or modified by its most recent Quarterly Report on Form 10-Q. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Tango specifically disclaims any duty to update these forward-looking statements.

Investor Contact:

Sam Martin/Andrew Vulis
Argot Partners
tango@argotpartners.com

Media Contact:

Amanda Brown Galgay
SVP, Corporate Communications, Tango Therapeutics
media@tangotx.com

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Collaboration revenue	$5,431	$6,411	$31,527	$24,860
License revenue	—	—	5,000	—
Total revenue	5,431	6,411	36,527	24,860
Operating expenses:
Research and development	31,339	29,091	115,198	105,906
General and administrative	9,105	7,887	35,502	30,025
Total operating expenses	40,444	36,978	150,700	135,931
Loss from operations	(35,013)	(30,567)	(114,173)	(111,071)
Other income, net	4,297	1,558	12,563	2,949
Loss before income taxes	(30,716)	(29,009)	(101,610)	(108,122)
Provision for income taxes	(47)	(51)	(134)	(54)
Net loss	$(30,763)	$(29,060)	$(101,744)	$(108,176)

Net loss per common share – basic and diluted	$(0.32)	$(0.33)	$(1.08)	$(1.23)
Weighted average number of common shares outstanding – basic and diluted	97,223,183	87,971,485	94,572,448	87,820,037

Consolidated Balance Sheets

(In thousands)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$66,385	$59,968
Marketable securities	270,500	306,165
Accounts receivable	—	2,000
Restricted cash	856	567
Prepaid expenses and other current assets	8,797	6,572
Total current assets	346,538	375,272
Property and equipment, net	9,908	10,884
Operating lease right-of-use assets	43,508	46,886
Restricted cash, net of current portion	2,567	3,423
Other assets	46	5
Total assets	$402,567	$436,470
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,785	$4,453
Accrued expenses and other current liabilities	15,401	17,495
Operating lease liabilities	2,082	1,770
Deferred revenue	25,670	31,792
Income tax payable	—	35
Total current liabilities	45,938	55,545
Operating lease liabilities, net of current portion	36,838	39,361
Deferred revenue, net of current portion	66,683	92,088
Total liabilities	149,459	186,994
Total stockholders’ equity	253,108	249,476
Total liabilities and stockholders’ equity	$402,567	$436,470